Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2010 Financial Results

– Achieved Significant Advancement of RNAi Therapeutics Clinical Pipeline; Continued Demonstration of Scientific, Intellectual Property, and Business Leadership –

– Ends Quarter with $397 Million in Cash and Total Marketable Securities –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 4, 2010--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter ended June 30, 2010, and company highlights.

“These are exciting times for RNAi therapeutics, as the field stands at the frontier of key human proof-of-concept data across a number of programs, providing further validation of RNAi therapeutics as a whole new class of innovative medicines. With this focus in mind, Alnylam’s second quarter was characterized by continued advancement of our clinical pipeline, in addition to our commitment to scientific leadership. Indeed, we made significant progress in these areas, including the presentation of preliminary data from our Phase I ALN-VSP study for liver cancer, the initiation of our Phase I ALN-TTR01 study for the treatment of transthyretin-mediated amyloidosis (ATTR), and continued enrollment of patients in our ALN-RSV01 Phase IIb study in RSV-infected adult lung transplant patients,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “During the quarter, we also demonstrated our continued scientific leadership through the publication and presentation of our research at key meetings and in peer-reviewed journals. In fact, we have already published 19 papers this year, exceeding our goal of 15 or more papers by year’s end. We look forward to reporting on our progress across these key value drivers in the second half of 2010, including updated data on our ALN-VSP study, and continuing our focus on advancing RNAi therapeutics to patients.”

“We also had an exciting quarter on the business front, including the landmark alliance between Regulus and sanofi-aventis on the development of microRNA therapeutics. Regulus is the leader in the development of microRNA therapeutics, and this new partnership - the third for Regulus - recognizes the high level of interest in this emerging area across the pharmaceutical industry,” said Barry Greene, President and Chief Operating Officer of Alnylam. “Our business development efforts continue related to our many partnership opportunities at Alnylam, Alnylam Biotherapeutics, and Regulus, in addition to new venture opportunities. Certainly, we believe that our industry-leading partnerships, intellectual property position, and financial stability continue to position Alnylam as the leader in the development of RNAi therapeutics, and we expect to only strengthen this position throughout the rest of the year.”

Cash, Cash Equivalents and Total Marketable Securities

At June 30, 2010, Alnylam had cash, cash equivalents and total marketable securities of $396.9 million, as compared to $435.3 million at December 31, 2009.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the second quarter of 2010 was $14.6 million, or $0.35 per share on both a basic and diluted basis (including $5.1 million, or $0.12 per share of non-cash stock-based compensation expense), as compared to a net loss of $22.7 million, or $0.55 per share on both a basic and diluted basis (including $5.4 million, or $0.13 per share of non-cash stock-based compensation expense), for the same period in the previous year. The decrease in net loss in the second quarter of 2010 as compared to the prior year period was due primarily to $11.0 million in license fees paid in the prior year period in connection with the company’s single-stranded RNAi (ssRNAi) agreement with Isis Pharmaceuticals, Inc.

Revenues

Revenues were $26.6 million for the second quarter of 2010, as compared to $24.6 million for the same period last year. Revenues for the second quarter of 2010 included $14.0 million of collaboration revenues related to the company’s alliance with Roche, $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, $1.9 million of license fee revenues from Regulus Therapeutics Inc. related to the sanofi-aventis alliance, and $5.2 million of expense reimbursement and amortization revenues from Novartis, the National Institutes of Health (NIH), Cubist Pharmaceuticals, Inc., Biogen Idec Inc., InterfeRx™, research reagent and services licenses, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $28.1 million in the second quarter of 2010, which included $3.2 million of non-cash stock-based compensation, as compared to $38.6 million in the second quarter of 2009, which included $3.2 million of non-cash stock-based compensation. The decrease in R&D expenses in the second quarter of 2010 as compared to the prior year period was due primarily to $11.0 million in license fees paid in the prior year period in connection with the company’s ssRNAi agreement with Isis, partially offset by an increase in compensation and related expenses due to additional R&D headcount to support the company’s alliances and expanding product pipeline.

General and Administrative Expenses

General and administrative (G&A) expenses were $10.1 million in the second quarter of 2010, which included $1.8 million of non-cash stock-based compensation, as compared to $8.4 million in the second quarter of 2009, which included $2.2 million of non-cash stock-based compensation. The increase in G&A expenses for the second quarter of 2010 as compared to the prior year period was due primarily to higher professional service fees in association with business activities, primarily legal activities.

Regulus Therapeutics

Equity in loss of joint venture was $3.9 million and $0.8 million for the second quarter of 2010 and 2009, respectively, related to Alnylam’s approximate 49% share of the net losses incurred by Regulus. The increase in Regulus’ net loss for the second quarter of 2010 was due to charges incurred for payments due to Alnylam and Isis related to the sanofi-aventis alliance established in June 2010.

Interest Income

Interest income was $0.6 million for the second quarter of 2010, as compared to $1.5 million for the second quarter of 2009. The decrease in interest income was due primarily to lower average interest rates as well as lower average cash, cash equivalents and total marketable securities balances as compared to the prior year.

Income Taxes

Income tax benefit was $0.2 million for the second quarter of 2010, as compared to a provision for income taxes of $0.9 million for the second quarter of 2009. The provision for income taxes for 2009 was due primarily to taxable income in 2009 as a result of the company’s alliances with Roche and Takeda.

2010 Financial Guidance

Alnylam expects that its cash, cash equivalents and total marketable securities balance will be greater than $325 million at December 31, 2010, which excludes the potential payment from Novartis should they decide to execute their adoption license.

“While we continue to fund our platform and clinical pipeline, we again achieved significant revenues this quarter, which includes the recent payment from Regulus related to the sanofi-aventis alliance,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “We remain on track to finish 2010 with an excellent balance sheet with greater than $325 million in cash, excluding the potential adoption license payment from Novartis.”

Second Quarter 2010 and Recent Significant Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Reported Preliminary Data from Phase I Trial of ALN-VSP for Treatment of Liver Cancer. Alnylam presented preliminary clinical data from its Phase I trial with ALN-VSP at the 2010 American Society of Clinical Oncology (ASCO) Annual Meeting. ALN-VSP is being developed for the treatment of advanced solid tumors with liver involvement. The study results from the initial 19 patients in the first four dose cohorts demonstrated that ALN-VSP is well tolerated in most patients; data also showed preliminary evidence of biological activity based on DCE-MRI measurements. This study has not yet reached maximum tolerated dose and is continuing to enroll patients and dose escalate. Alnylam also announced today the initiation of a dose extension study with ALN-VSP designed to enroll patients that have completed dosing cycles in the Phase I study and have been deemed to have stable disease or better.
  Advanced ALN-TTR for Transthyretin (TTR)-Mediated Amyloidosis (ATTR) into Clinic. Alnylam initiated a blinded, randomized, placebo-controlled, dose escalation Phase I study of ALN-TTR01. The study is being conducted in Portugal, Sweden, and the U.K., and is designed to enroll approximately 28 patients. The primary objective is to evaluate the safety and tolerability of a single dose of intravenous ALN-TTR01, with patients being enrolled into sequential cohorts of increasing doses ranging from 0.01 to 0.4 mg/kg. Secondary objectives include characterization of plasma and urine pharmacokinetics of ALN-TTR01 and assessment of pharmacodynamic activity based on measurements of circulating TTR serum levels. In addition, Alnylam presented new pre-clinical data from its ATTR program at the XII International Symposium on Amyloidosis, which demonstrated that treatment with an RNAi therapeutic in an animal model can result in regression of pre-existing pathogenic TTR deposits in peripheral tissues. Additional pre-clinical data showed the potential application of TTR-specific siRNAs for the treatment of the ocular disease sequelae in ATTR.
  Continued Clinical Development of ALN-RSV01 for Treatment of Respiratory Syncytial Virus (RSV). Alnylam continued to enroll patients in its Phase IIb study of ALN-RSV01 in RSV-infected adult lung transplant patients. The study aims to enroll up to 76 patients in over 30 sites worldwide. The primary study endpoint is reduction in the incidence of new or progressive bronchiolitis obliterans syndrome (BOS), a life threatening complication of RSV infection and an irreversible disease of the transplanted lung, resulting in approximately 50% mortality within three to five years of onset.
  Further Advanced Delivery of RNAi Therapeutics. In collaboration with the Max Planck Institute of Molecular Cell Biology and Genetics and AlCana Technologies, Inc., Alnylam published new research describing key mechanisms related to the systemic delivery of RNAi therapeutics using lipid nanoparticles (Akinc et al., Molecular Therapy, 18: 1357-1364, 2010). Alnylam also continued to extend key advances on systemic delivery of RNAi therapeutics published in late 2009 and early 2010 (Love et al., Proc. Natl Acad. Sci. 107(5):1864-9, 2010 and Semple et al., Nature Biotechnology, 28: 172-178, 2010) stemming from its collaborations with scientists at the Massachusetts Institute of Technology (MIT), AlCana, Tekmira Pharmaceuticals Corporation, and The University of British Columbia.
  Continued Advancement of Alnylam Biotherapeutics to Improve Biologics Manufacturing. Alnylam Biotherapeutics, a division of Alnylam, presented new data at the IBC 6th Annual Cell Line Development and Engineering conference describing the discovery of novel delivery lipids (NDLs) that efficiently deliver siRNAs to manufacturing cell lines, resulting in potent and durable gene silencing activity with improved protein quality that has been scaled to at least 40 liters. In addition, Alnylam Biotherapeutics formed a Scientific Advisory Board to help advance its efforts in transforming the manufacturing of biotherapeutics with RNAi technology; members of this Board include Daniel Anderson, Ph.D., Charles Cooney, Ph.D., and Robert Langer, Ph.D.
  Expanded Platform with RNAi Applications in Vaccine Research and Development. Alnylam consolidated key intellectual property and technology for RNAi applications in vaccine research and development by completing an exclusive option agreement with Mount Sinai School of Medicine and an exclusive license agreement with The University of Queensland. These new applications define opportunities for RNAi technologies in the advancement of novel vaccines in many human diseases, including infectious disease and cancer.
  Continued Scientific Leadership. In addition to the publications and meetings noted above, Alnylam continued to demonstrate its scientific leadership through additional peer-reviewed publications and presentations, including:
    new research describing the discovery of a novel class of virus-produced small non-coding RNAs, called small viral RNAs (svRNAs), which play a critical role in the replication of influenza A virus (Perez et al., Proc. Natl. Acad. Sci. 107: 11525-11530, 2010);
    new data demonstrating a novel mechanism whereby gene expression can be selectively regulated by anti-gene RNAs (agRNAs), double-stranded RNAs that target non-coding RNA sequences (Yue et al., Nature Chemical Biology, 10.1038/nchembio.400);
    results from the company’s experimental RSV infection model study in adult volunteers (DeVincenzo et al., Am. J. Respir. Crit. Care Med., doi: 10.1164/rccm.201002-0221OC, 2010);
    results from the company’s Phase II GEMINI study showing human proof of concept with an RNAi therapeutic in a randomized, double blind, placebo-controlled study (DeVincenzo et al., Proc. Natl. Acad. Sci. 107: 8800-8805, 2010);
    details on a new synthetic method for bi-functional 3p-siRNAs (Zlatev et al., Organic Letters, 12: 2190-2193, 2010);
    a review summarizing the current understanding on clinical translation of RNAi therapeutics (Vaishnaw et al., Silence 1:14, 2010);
    new data showing that the potency of siRNAs can be improved by modifying the internal thermodynamic stability profile with chemical modifications (Addepalli et al., Nucleic Acids Research, 2010, 1–12, doi:10.1093/nar/gkq568);
    development of a tandem mass spectrometry data analysis program for confirmation of sequences of chemically modified oligonucleotides (Kretschmer et al., Anal. Biochem. 2010, doi:10.1016/j.ab.2010.06.023)
    a review by Regulus scientists on the evidence for microRNA dysfunction in human disease (Jackson et al., Discov Med. 9(47): 311-8, 2010);
    new data by Regulus scientists demonstrating that microRNA-like effects can predominate among the 'hits' of functional genomics screens (Linsley et al., BMC Biol. 2010 May 11;8:53);
    new findings by Regulus scientists demonstrating that miR-122 plays a role in regulating nocturnin gene expression suggesting an important intersection between hepatic metabolic and circadian control (Kojima et al., PLoS ONE 5(6): e11264. doi:10.1371/journal.pone.0011264); and, new data presented by Regulus at the Diabetes Keystone Symposium from its metabolic disease program efforts.

To date in 2010, Alnylam and Regulus scientists have published 19 papers in peer-reviewed journals, exceeding Alnylam’s goal of publishing 15 or more peer-reviewed papers in 2010.

Business Execution Highlights

  Regulus Formed Major Strategic Alliance with sanofi-aventis on microRNA Therapeutics. Regulus and sanofi-aventis formed a major strategic alliance to discover, develop, and commercialize four microRNA therapeutic products. The alliance represents the largest microRNA partnership to date, valued at over $750 million, and will initially focus on the therapeutic area of fibrosis. Regulus receives a $25 million upfront fee, a $10 million future equity investment subject to mutual agreement on company valuation, and annual research support for three years with the option to extend for two additional years. Regulus is also eligible to receive pre-clinical and clinical development milestones, as well as milestones and royalties on product sales. Regulus and sanofi-aventis will collaborate on up to four microRNA targets, and sanofi-aventis also receives an option for a broader technology alliance worth up to $50 million, in addition to milestones and royalties, that could provide sanofi-aventis with access to Regulus’ microRNA platform technology and a defined number of additional product licenses. As a result of the alliance, Alnylam earned a payment of $1.9 million from Regulus. This represents 7.5% of the $25 million upfront payment from sanofi-aventis to Regulus. In addition, Alnylam is eligible to receive a similar percentage of potential future success-based milestone payments from this alliance.
  Novartis Purchased Additional Shares of Alnylam Common Stock. In accordance with the terms of the 2005 Investor Rights Agreement between Alnylam and Novartis, Novartis elected to fully exercise its right to purchase 55,223 unregistered shares of Alnylam’s common stock at a purchase price of $17.99 per share for total proceeds to Alnylam of approximately $1 million.

Intellectual Property (IP) Highlights

  Kreutzer-Limmer I Patent Upheld in European Appeal Proceedings. The Board of Appeals of the European Patent Office (EPO) ruled that claims of the Kreutzer-Limmer I ’945 (EP 1214945) patent met needed requirements under European patent law. The ’945 patent comprises broad claims covering the length and certain structural requirements for siRNAs that are important for the advancement of RNAi therapeutics.
  Advanced Alnylam’s IP Estate with Continued Dominant Position. Alnylam obtained a Notice of Allowance by the United States Patent and Trademark Office (USPTO) for the “John et al.” patent (Patent No. 7,763,590), which covers methods of inhibiting mutant genes with double-stranded RNAs from 19 to 30 nucleotides in length. The company also obtained an intent to grant notification from the EPO for the “Manoharan II” patent (EP Application No. 04 718 537) covering compositions and methods, including pharmaceutical compositions, for chemically modified siRNAs with asymmetric phosphorothioate and 2’-O-alkyl modifications. In addition, Alnylam received an allowance by the USPTO of a patent in the “Woppmann et al.” patent series (Application No. 10/560,336) that covers broad compositions and methods, including pharmaceutical compositions, for siRNAs.
  Announced Additional New Patents Issued or Granted. Alnylam announced today the issuance or grant of the following new patents owned, controlled, or licensed by Alnylam in the RNAi therapeutics field, including:
    new patents in the Tuschl II patent series, which is exclusively licensed to Alnylam from the Max Planck Society, were granted by the Australian Patent Office (Patent No. 2007203385) and the Korean Patent Office (Patent No. 10-0909681);
    new patents from the Pachuk patent series were granted by the EPO (Application No. EP1784492) and the Australian Patent Office (Application No. 2004263832); and,
    new target-related patents were allowed by the USPTO (Patent No. 7,772,200 and Application Nos. 10/384,339, and 12/492,036), the Australian Patent Office (Patent No. 2005222902, 20062772808, and 2004255557), the South African Patent Office (Application No. 2009/005544), and the Eurasian Patent Office (Application No. 200870401).

To date in 2010, Alnylam has received 28 new patents and expects to exceed its goal of 30 or more patent issuances or grants in 2010.

  Regulus Received Exclusive Rights to IP Covering microRNA-21. Regulus obtained exclusive rights from the University of Wuerzburg to IP covering methods for modulating microRNA-21, which has been implicated in diseases of the heart, liver, and kidney. Regulus is currently developing a microRNA therapeutic targeting miR-21 as an anti-fibrotic therapy.
  Expanded Pool for Open Innovation against Neglected Tropical Diseases. MIT and South Africa’s Technology Innovation Agency (TIA) have joined GlaxoSmithKline, Alnylam, and BIO Ventures for Global Health in the Pool for Open Innovation against Neglected Tropical Diseases established in 2009 to aid in the discovery and development of new medicines for the treatment of these diseases in the world’s least developed countries.

Organizational Highlights

  Strengthened Management Team with New Key Appointments. Alnylam expanded its management team with the appointments of Laurence Reid, Ph.D. as Senior Vice President, Chief Business Officer, and Kenneth Koblan, Ph.D. as Vice President, Distinguished Alnylam Fellow. In addition, Alnylam promoted Rachel Meyers, Ph.D. to the role of Vice President, Research.
  Named to The Scientist Magazine’s 2010 Best Places to Work in Industry. Alnylam was named one of the Best Places to Work in Industry by The Scientist magazine, ranking 8th on the Top 10 Small Companies list, and 12th overall.

Conference Call Information

Management will provide an update on the company, discuss second quarter 2010 results, and discuss expectations for the future via conference call on August 4, 2010 at 4:30 p.m. ET. A corporate slide presentation will also be available on the Investor page of our website, www.alnylam.com, to accompany the conference call. To access the call, please dial 866-543-6405 (domestic) or 617-213-8897 (international) five minutes prior to the start time and provide the passcode 64319348. A replay of the call will be available beginning at 7:30 p.m. ET on August 4, 2010. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 96901818.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNAs (siRNAs), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics for the treatment of a wide range of disease areas, including respiratory syncytial virus (RSV), liver cancers, TTR-mediated amyloidosis (ATTR), hypercholesterolemia, and Huntington’s disease. In addition, Alnylam formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for application in manufacturing processes for biotherapeutic products, including recombinant proteins and monoclonal antibodies. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. Alnylam and Isis are joint owners of Regulus Therapeutics Inc., a company focused on the discovery, development, and commercialization of microRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, the need for novel RNAi therapeutics, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-RSV, ALN-VSP and ALN-TTR, and the continued clinical development of these therapeutics, its expectations regarding the continued development and recent advances relating to the efficient delivery of RNAi therapeutics, the formation of new alliances, the advancement of its internal Alnylam Biotherapeutics effort and the potential of this effort to generate new business opportunities, its cash position at the end of 2010, its ongoing legal activities, and its ability to continue to generate revenue through existing and new alliances, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities, including through the establishment of new alliances; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for the clinical development and commercialization of products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net revenues from research collaborators	$26,617	$24,601	$51,181	$49,658

Operating expenses:
Research and development (1)	28,136	38,615	52,836	63,936
General and administrative (1)	10,107	8,398	21,277	16,114
Total operating expenses	38,243	47,013	74,113	80,050
Loss from operations	(11,626)	(22,412)	(22,932)	(30,392)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(3,919)	(816)	(5,497)	(2,286)
Interest income	641	1,458	1,231	3,506
Other income (expense)	43	(24)	32	154
Total other income (expense)	(3,235)	618	(4,234)	1,374
Loss before income taxes	(14,861)	(21,794)	(27,166)	(29,018)
Benefit from (provision for) income taxes	229	(908)	211	(1,573)
Net loss	$(14,632)	$(22,702)	$(26,955)	$(30,591)

Net loss per common share - basic and diluted	$(0.35)	$(0.55)	$(0.64)	$(0.74)

Weighted average common shares used to compute basic and diluted net loss per common share	41,991	41,520	41,920	41,460

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$3,246	$3,248	$6,475	$6,282
General and administrative	1,822	2,164	3,920	4,267

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	December 31,
	2010	2009
Cash, cash equivalents and total marketable securities	$396,918	$435,316
Collaboration receivables	6,358	6,044
Prepaid expenses and other current assets	6,021	4,151
Property and equipment, net	18,554	18,324
Intangible assets, net	535	622
Total deferred tax assets	10,611	10,493
Investment in joint venture (Regulus Therapeutics Inc.)	1,183	6,435
Total assets	$440,180	$481,385
Accounts payable and accrued expenses	$17,823	$22,322
Income taxes payable	272	5,644
Total deferred revenue	253,058	271,813
Total deferred rent	3,381	3,447
Other long-term liabilities	168	194
Total stockholders’ equity (42.1 million and 41.8 million common shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	165,478	177,965
Total liabilities and stockholders' equity	$440,180	$481,385

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2009.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Senior Director, Investor Relations and
Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer